EXHIBIT 99.1

First Mid-Illinois Bancshares to acquire First BancTrust Corporation

MATTOON, Ill. and CHAMPAIGN, Ill., Dec. 11, 2017 (GLOBE NEWSWIRE) -- First Mid-Illinois Bancshares, Inc. (“First Mid”) (NASDAQ:FMBH) and First BancTrust Corporation (“First Bank”) (OTCQX:FIRT) announced today the execution of a definitive agreement under which First Mid will acquire all of the outstanding shares of First Bank, the holding company for First Bank & Trust, IL (“First Bank & Trust”).  The acquisition provides First Mid with a deeper presence in the attractive and growing Champaign-Urbana region and extends its footprint into the adjacent counties to the east of its headquarters.

Under the terms of the agreement, First Bank shareholders will receive 0.80 shares of FMBH common stock and $5.00 in cash for each share of FIRT common stock.  Based upon First Mid’s closing price of $38.67 on December 8, 2017, the aggregate transaction value is approximately $73.8 million.

First Bank is a $466 million asset financial services holding company headquartered in Champaign, IL.  First Bank’s banking subsidiary, First Bank & Trust, is an Illinois-chartered bank and currently operates eight banking centers across three counties.  As of September 30, 2017, First Bank had total deposits and loans of approximately $378 million and $368 million, respectively.  Matthew Carr, President of First Bank, will join First Mid in a leadership role after the closing of the acquisition.

The transaction has been unanimously approved by each company’s board of directors and is expected to close in mid-2018, subject to regulatory approvals, the approval of First Bank’s stockholders and the satisfaction of customary closing conditions.

“The acquisition of First Bank deepens our presence in the attractive Champaign-Urbana market and provides expanded opportunities in adjacent counties,” said Joe Dively, Chairman and Chief Executive Officer.  “First Bank has a long history of providing excellent service with a community-minded focus and the merged organizations will be even stronger.  Finally, I am very excited to have Matt Carr join our organization with an expanded role while continuing to lead First Bank’s markets.”

Following completion of the transaction, First Mid is expected to have approximately $3.3 billion in total assets.  In addition, First Mid currently operates a wealth and trust management business with approximately $1.5 billion in assets under management and an insurance business with $3.5 million in annual revenue.  First Mid has a long history of successfully acquiring and integrating businesses.  First Bank represents the fourth acquisition over the last three years, including three banking institutions and one insurance business.

Jack Franklin, Chairman and Chief Executive Officer of First Bank, said, “The culture and vision of the two companies align perfectly, making First Mid a natural strategic partner.  First Mid’s strong capital position and additional services and capabilities provide First Bank’s customers with a larger lending capacity and an expanded array of products and services to choose from.”

“As previously announced, it is my intent to retire in 2018 and I will do so at the closing of the merger.  I’m excited for Matt to continue to have a leadership position in the First Bank markets and a broader role under the combined company.  We will work together to provide for a smooth integration of the two organizations.  It has been a privilege to work with all the great employees and customers of First Bank and I am confident the combined company will continue our exceptionally strong commitment to customers, employees, communities and shareholders,” Franklin concluded.

FIG Partners, LLC acted as financial advisor and Schiff Hardin LLP served as legal advisor to First Mid.  D.A. Davidson & Co. acted as financial advisor and Barack Ferrazzano Kirschbaum & Nagelberg LLP served as legal advisor to First Bank.

A slide presentation relating to the transaction can be accessed under the investor relations section of First Mid’s website at www.firstmid.com.  In addition, the presentation is included as an exhibit to the Form 8-K filed with the Securities and Exchange Commission announcing the transaction.

About First Mid-Illinois Bancshares, Inc.: First Mid-Illinois Bancshares, Inc. is the parent company of First Mid-Illinois Bank & Trust, N.A. (“First Mid Bank”), Mid-Illinois Data Services, Inc., and First Mid Insurance Group.  First Mid’s mission is to fulfill the financial needs of our communities with exceptional personal service, professionalism and integrity, and deliver meaningful value and results for customers and shareholders.  First Mid Bank was first chartered in 1865 and has since grown into a $2.8 billion community-focused organization that provides financial services through a network of 52 banking centers in 37 Illinois and Missouri communities.  More information about First Mid is available on its website at www.firstmid.com.  Our stock is traded in The NASDAQ Stock Market LLC under the ticker symbol “FMBH”.

About First BancTrust Corporation: First BancTrust Corporation, headquartered in Champaign, Illinois, is a bank holding company that serves the Champaign, Paris, Marshall, Rantoul, Martinsville and Savoy, Illinois communities through its wholly-owned commercial bank, First Bank & Trust, which has its main office in Paris, Illinois.  The bank provides full-service commercial and consumer banking.  First BancTrust Corporation common stock is traded on the OTCQX under the ticker symbol “FIRT”.  More information about First Bank is available on its website at www.firstbanktrust.com.

Forward Looking Statements
This document may contain certain forward-looking statements, such as discussions of First Mid and First Bank’s pricing and fee trends, credit quality and outlook, liquidity, new business results, expansion plans, anticipated expenses and planned schedules. First Mid and First Bank intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1955. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of First Mid and First Bank, are identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions. Actual results could differ materially from the results indicated by these statements because the realization of those results is subject to many risks and uncertainties, including, among other things, the possibility that any of the anticipated benefits of the proposed transactions between First Mid and First Bank will not be realized or will not be realized within the expected time period; the risk that integration of the operations of First Bank with First Mid will be materially delayed or will be more costly or difficult than expected; the inability to complete the proposed transactions due to the failure to obtain the required stockholder approval; the failure to satisfy other conditions to completion of the proposed transactions, including receipt of required regulatory and other approvals; the failure of the proposed transactions to close for any other reason; the effect of the announcement of the transaction on customer relationships and operating results; the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; changes in interest rates; general economic conditions and those in the market areas of First Mid and First Bank; legislative/regulatory changes; monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board; the quality or composition of First Mid’s and First Bank’s loan or investment portfolios and the valuation of those investment portfolios; demand for loan products; deposit flows; competition, demand for financial services in the market areas of First Mid and First Bank; and accounting principles, policies and guidelines. Additional information concerning First Mid, including additional factors and risks that could materially affect First Mid’s financial results, are included in First Mid’s filings with the Securities and Exchange Commission (the “SEC”), including its Annual Reports on Form 10-K. Forward-looking statements speak only as of the date they are made. Except as required under the federal securities laws or the rules and regulations of the SEC, we do not undertake any obligation to update or review any forward-looking information, whether as a result of new information, future events or otherwise.

Important Information about the Merger and Additional Information
First Mid will file a registration statement on Form S-4 with the SEC in connection with the proposed transaction. The registration statement will include a proxy statement of First Bank that also constitutes a prospectus of First Mid, which will be sent to the stockholders of First Bank.  Investors in First Bank are urged to read the proxy statement/prospectus, which will contain important information, including detailed risk factors, when it becomes available. The proxy statement/prospectus and other documents which will be filed by First Mid with the SEC will be available free of charge at the Securities and Exchange Commission’s website, www.sec.gov, or by directing a request when such a filing is made to First Mid-Illinois Bancshares, P.O. Box 499, Mattoon, IL 61938, Attention: Investor Relations; or to First BancTrust Corporation, 114 West Church Street, Champaign, IL 61824, Attention: Investor Relations. A final proxy statement/prospectus will be mailed to the stockholders of First Bank.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

Participants in the Solicitation
First Mid and First Bank, and certain of their respective directors, executive officers and other members of management and employees are participants in the solicitation of proxies in connection with the proposed transactions. Information about the directors and executive officers of First Mid is set forth in the proxy statement for its 2017 annual meeting of stockholders, which was filed with the SEC on March 14, 2017. Information about the directors and executive officers of First Bank is set forth in its proxy statement for its 2017 annual meeting of stockholders, which is available on its website. Investors may obtain additional information regarding the interests of such participants in the proposed transactions by reading the proxy statement/prospectus for such proposed transactions when it becomes available.

First Mid Investor Contact:  Aaron Holt
VP, Shareholder Relations
217-258-0463
aholt@firstmid.com

First Bank Investor Contact:  Jack Franklin
President and CEO
217-465-0245
jfranklin@firstbanktrust.com